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Heller Financial, Inc. Files Registration Statement for Initial Public Offering

Chicago--(February 26, 1998)--Heller Financial, Inc. ("Heller") announced today that it has filed a Registration Statement with the Securities and Exchange Commission ("SEC") in connection with an Initial Public Offering ("IPO") of its common stock. The size and timing of the offering have not yet been determined. The Company has also filed its form 10-K for 1997.

Heller intends to use the proceeds of the IPO to repay indebtedness consisting of a subordinated note in the principal amount of $450 million issued on February 24, 1998 as a dividend to Heller's parent, Fuji America Holdings, Inc. ("FAHI"), and to pay an additional cash dividend to FAHI following the consummation of the IPO. The IPO supports the desire of Fuji Bank and Heller management to further strengthen Heller's business and gain access to the public equity markets. Fuji Bank will maintain its majority ownership interest in Heller after the IPO.

Goldman, Sachs & Co. and J.P. Morgan & Co. will act as joint lead managers for the offering, and BT Alex. Brown Incorporated, Lehman Brothers Inc., and Merrill Lynch & Co. will act as co-managers. When it becomes available, a copy of the preliminary prospectus can be obtained from the offices of Goldman, Sachs & Co., 85 Broad Street, New York, NY, 10004.

Heller Financial, Inc. is a worldwide commercial financial services organization which is a wholly owned subsidiary of The Fuji Bank, Limited, one of the world's largest banks. Heller Financial provides U.S.-based clients with equipment financing and leasing, factoring and working capital loans, collateral-based financing, cash flow financing, real estate financing, small business lending, and project financing investments. The Company also operates through joint venture and wholly-owned companies located in 19 countries in Europe, Asia, Australia, and Latin America. These companies specialize in factoring, collateral-based financing, acquisition financing, leasing, vendor financing, and trade finance.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any State or Country in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or Country.